Exhibit 10.1
April 30, 2024
Matt Bromberg
Via Email
Offer of Employment by Unity Technologies SF
Dear Matt:
I am very pleased to confirm our offer to you of employment with Unity Technologies SF (the "Company"). You will be joining the company in the role of President and Chief Executive Officer. The terms of our offer and the benefits currently provided by the Company are as follows:
1.Start Date. Your start date will be May 15, 2024 (“Start Date”).
2.Location and Travel. You will work from the Company’s office in New York, NY, be expected to work from the Company’s San Francisco, CA headquarters as needed, and to travel as appropriate.
3.Starting Salary. This is an exempt position. Your starting base salary will be USD $70,833.33 per month (USD $850,000.00 on an annualized basis). Any salary will be paid out on a semi-monthly basis less all applicable taxes, withholdings, and deductions required by law.
4.Sign-on Bonus. You will be provided a sign-on bonus of $2,000,000 (“Sign-On Bonus”), to be included in the first payroll period following your Start Date with the Company. The Sign-On Bonus will be paid out less all applicable taxes, withholdings, and deductions required by law. Your Sign-On Bonus is conditioned upon your continued employment with the Company through the one-year anniversary of your Start Date, and is not earned until that anniversary date. If you are terminated by the Company for Cause (as defined in the Company’s CEO Severance Plan (the “CEO Severance Plan”)) or resign from the Company without Good Reason (as defined in the CEO Severance Plan), in either case prior to November 15, 2024 then you agree to reimburse the Company for 100% of the Sign-On Bonus amount within thirty (30) days of your termination date. If you are terminated by the Company for Cause or resign from the Company without Good Reason, in either case on or after November 15, 2024, but prior to May 15, 2025 then you agree to reimburse the Company for 50% of the Sign-On Bonus amount within thirty (30) days of your termination date.
5.Corporate Bonus. You are eligible to receive a discretionary Corporate Bonus targeted at 100% (USD $850,000.00) of your earned annual salary during the previous fiscal year pursuant to the terms of the discretionary bonus letter that will be provided to you outside of this agreement and only to the extent determined appropriate by the Company in its sole discretion. Retention is a component of the Corporate Bonus and in order to be eligible to receive a discretionary Corporate Bonus, you must be employed by the Company on the date that Corporate Bonuses are paid. Your first Corporate Bonus will be prorated (based on the target percentage above) for the actual time worked in your first year of employment with the Company. Any bonus amount will be paid out less all applicable taxes, withholdings, and deductions required by law.
6.Benefits. Beginning on the Start Date, you will be eligible to participate in any benefits plans offered to the employees of the Company. A presentation of our benefits program will be given to you during your first month of employment. The Company may modify benefits policies from time to time, as it deems necessary.

7.Confidentiality; Company Rules and Policies. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Non-disclosure and Assignment Agreement," attached as Attachment 1, as a condition of your employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in so the company may assess whether a conflict exists. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You will also be required to abide by all Company rules and policies. Therefore you will be asked to acknowledge that you have read the Global Code of Conduct and supplemental policies, which will be provided to you during your onboarding. In order to retain necessary flexibility in the administration of its policies and procedures, the Company reserves the right to change or revise its policies, procedures, and benefits at any time.
8.Global Privacy Notice to the Workforce. You confirm that you have read and understood Unity’s Data Privacy Policy attached as Attachment 2.
9.No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning restricted stock units or stock options granted to you, if any, under the Plan (as defined below) and the Company's Employee Non-disclosure and Assignment Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.
10.Equity Awards. The Board of Directors (the “Board”) of Unity Software Inc. (the “Parent Company”) will grant you the following equity:
a.Restricted Stock Units (“RSUs”) - On the Start Date, you will be granted 1,036,055 RSUs of the Parent Company. Settlement of the RSUs will be conditioned on the satisfaction of a single vesting requirement known as a “Time-Based Requirement.” The Time-Based Requirement will be satisfied at the rate of 25% of the RSUs vest on the first anniversary of your Start Date and an additional 25% vest on each anniversary of your Start Date thereafter, so long as you remain employed by the Company. Shares will not settle until the Company’s quarterly RSU installment date following each anniversary. The RSUs are subject to a holding requirement that you hold at least 50% of the RSUs that vest each year (net after any applicable sales to cover taxes) for 1-year following each vesting event;
b.Stock Options - One million (1,000,000) Stock Options, which is the opportunity to purchase shares of Common Stock of Unity Software Inc. (the “Parent Company”) under our 2020 Equity Incentive Plan (the “Plan”) at a predetermined price (the “Strike Price”). The Strike Price will be determined on the date of grant. The Time-Based Requirement will be satisfied at the rate of 25% of the Stock Options on the first anniversary of your Start Date, and an additional 6.25% quarterly thereafter, so long as you remain employed by the Company.
c.Performance Stock Options - One million (1,000,000) Stock Options with performance-based vesting. The Strike Price will be determined on the date of grant. The details of this grant will be provided to you in a document separate from this employment agreement.

d.2025 Equity Awards – Assuming you remain continuously employed with the Company through the date that Company senior executive annual equity awards are approved in 2025, the Board will grant to you at such time equity awards having a Target Value of not less than $10,000,000 based on the average value of the stock price for the sixty (60) days preceding their date of grant, of which such value shall be comprised of at least 50% restricted stock units.
The RSUs and Stock Options will be granted under, and subject to the terms and conditions of, the Company’s 2020 Equity Incentive Plan (the “Plan”), as well as the terms and conditions to be set forth in any sub-plan to the Plan, equity award agreement (including any country appendix thereto) and notice of grant.
You will see the equity grant posted in your Schwab account within a month after the next regularly scheduled Board meeting. Please refer to your Notice of Grant, equity agreements and the Plan document on Schwab to learn about specific terms of your equity grant and Vesting Schedule. You’ll be prompted to accept this new award in Schwab.
1.CEO Severance Plan. You are eligible to participate in the CEO Severance Plan (“Severance Plan”), which will be provided to you separately after your Start Date. If you accept the terms of the CEO Severance Plan, notwithstanding the foregoing vesting schedules listed in the Equity Awards section above, you will be eligible for accelerated equity vesting under certain circumstances as set out in the Severance Plan.
2.At Will Employment. While we look forward to a long relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock plan or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief People Officer of the Company.
3.Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.
4.Arbitration. To the fullest extent permitted by applicable law, you and the Company agree to arbitrate any and all claims or disputes relating to or arising from your employment, including claims by or against the Company, and claims against any parent, affiliate, subsidiary, successor or predecessor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents and employees. To the fullest extent permitted by applicable law, this includes, but is not limited to, claims of discrimination, harassment, retaliation, wrongful termination and unfair competition, wage and hour claims, leave claims, disability claims, equity claims, tort claims, contract claims, common law claims, claims for penalties, and claims based upon any federal, state or local ordinance, statute, regulation or constitutional provision. This arbitration agreement does not apply to claims for workers’ compensation benefits, unemployment insurance benefits, or state or federal disability insurance, claims that are subject to the exclusive jurisdiction of the National Labor Relations Board, or any other claims that have been expressly excluded from mandatory arbitration by the Federal Arbitration Act (FAA) or a governing law not preempted by the FAA. This arbitration agreement does not restrict or preclude you from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental entity about any actual or potential violation of law or obtaining relief through a government agency process, where required by law. Further, neither party is prevented from seeking and obtaining temporary or preliminary injunctive relief in court to prevent irreparable harm to their confidential information or trade secrets pending the conclusion of any arbitration.
You and the Company agree that claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of other employees to the fullest extent permitted by applicable law (“Class Waiver”). All individual claims covered by this arbitration agreement shall proceed in arbitration and in no case may class, collective or representative claims proceed in arbitration on behalf of other employees. The parties agree that the arbitration shall be conducted by an arbitrator through JAMS in accordance with JAMS Employment Arbitration Rules and Procedures (www.jamsadr.com/rules-employment-arbitration). To initiate an arbitration, you or the Company must submit a demand for arbitration to JAMS. Except as to the Class Waiver and as otherwise required by law, the arbitrator shall determine arbitrability. The Company will bear all JAMS arbitration fees and administrative costs in excess of the amount of administrative fees and costs that you otherwise would have been required to pay if the claims were litigated in court. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The parties understand and agree that the arbitration of claims subject to this arbitration agreement shall be instead of a trial before a court or jury. The parties further understand and agree that they are expressly waiving any and all rights to a trial before a court or jury regarding any claims that they now have or which they may have in the future that are subject to arbitration under this arbitration agreement. In the event that any portion of this arbitration agreement is held to be invalid or unenforceable, it shall be severed, and the remainder of this arbitration agreement will be given full force and effect. This arbitration agreement is enforceable under and governed by the Federal Arbitration Act.
15.Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.
16.Severability. If any term of this letter is held to be invalid, void, or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.
17.Governing Law. Except as to the arbitration agreement, this letter shall be construed and interpreted in accordance with the laws of the state of California
18.Background & Reference Checks. This offer is contingent upon the successful completion of both a background check and a reference check, as determined in the Company’s sole discretion.
19.Acceptance. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.
We look forward to the opportunity to welcome you to the Company.

Very Truly Yours,

Marisa Eddy, Chief People Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Matt Bromberg	4/30/2024
Matt Bromberg	Date

Attachment 1
EMPLOYEE NON-DISCLOSURE AND ASSIGNMENT AGREEMENT
This Agreement sets forth in writing certain understandings and procedures in effect as of the date of my initial employment with Unity Technologies SF (“Company”).
1.Duties. In return for the compensation now and hereafter paid to me, I will perform such duties for Company as the Company may designate from time to time. During my employment with Company, I will devote my best efforts to the interests of Company, will not engage in other employment or in any conduct in direct conflict with Company’s interests that would cause a material and substantial disruption to Company and will otherwise abide by all of Company’s policies and procedures. Furthermore, I will not (a) reveal, disclose or otherwise make available to any unauthorized person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, software or related technical documentation that the Company issues to me, and I will not input, load or otherwise attempt any unauthorized use of software in any Company computer, whether or not such computer is assigned to me.
2.“Proprietary Information” Definition. “Proprietary Information” includes (a) any information that is confidential or proprietary, technical or non-technical information of Company, including for example and without limitation, information related to Company Innovations (as defined in below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, customers and suppliers and any other non-public information that has commercial value or (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, which may be made known to me by Company, a third party or otherwise that I may learn during my employment with Company.
3.Ownership and Nondisclosure of Proprietary Information. All Proprietary Information and all worldwide: patents (including, but not limited to, any and all patent applications, patents, continuations, continuation-in-parts, reissues, divisionals, substitutions, and extensions), copyrights, mask works, trade secrets and other worldwide rights in and to the Proprietary Information are the property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable. I will not disclose any Proprietary Information to anyone outside Company, and I will use and disclose Proprietary Information to those inside Company only as necessary to perform my duties as an employee of Company. If I have any questions as to whether information is Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will ask my manager at Company.

4.“Innovations” Definition. In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.
5.Disclosure and License of Prior Innovations. I have listed on Exhibit A (“Prior Innovations”) attached hereto all Innovations relating in any way to Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (collectively, the “Prior Innovations”). I represent that I have no rights in any such Company-related Innovations other than those Innovations listed in Exhibit A (“Prior Innovations”). If nothing is listed on Exhibit A (“Prior Innovations”), I represent that there are no Prior Innovations at the time of signing this Agreement. I hereby grant to Company and Company’s designees a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations that I incorporate, or permit to be incorporated, in any Innovations that I, solely or jointly with others, conceive, develop or reduce to practice within the scope of my employment with Company (the “Company Innovations”). Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.
6.Disclosure and Assignment of Company Innovations. I will promptly disclose and describe to Company all Company Innovations. I hereby do and will assign to Company or Company’s designee all my right, title, and interest in and to any and all Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, such Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers. This Section shall not apply to any Innovations that (a) do not relate, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation to Company’s business or actual or demonstrably anticipated research, development or business; and (b) were developed entirely on my own time; and (c) were developed without use of any of Company’s equipment, supplies, facilities or trade secret information; and (d) did not result from any work I performed for Company.
7.Future Innovations. I will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me, using trade secrets, within the scope of my employment with the Company and for three (3) months thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations should be considered Company Innovations. Company will receive any such information in confidence.
8.Notice of Nonassignable Innovations to Employees in California. This Agreement does not apply to an Innovation that qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. I acknowledge that a condition for an Innovation to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be protected under patent laws. I have reviewed the notification in Exhibit B (“Limited Exclusion Notification”) and agree that my signature acknowledges receipt of the notification.

9.Cooperation in Perfecting Rights to Company Innovations. I agree to perform, during and after my employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under such Innovations, all with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable.
10.Return of Materials. At any time upon Company’s request, and when my employment with Company is over, I will return all materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, personal digital assistants or similar items or devices that the Company has provided to me. I will provide Company with a written certification of my compliance with my obligations under this Section.
11.No Violation of Rights of Third Parties. During my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.
12.Survival. This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.
13.Injunctive Relief. I agree that if I violate this Agreement, Company will suffer irreparable and continuing damage for which money damages are insufficient, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate), to the extent permitted by law.
14.Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or such other address as I may provide in writing. Notices to Company shall be sent to Company’s Human Resources Department or to such other address as Company may specify in writing.
15.Governing Law; Forum. This Agreement shall be governed by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Company and I each irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction.

16.Severability. If an arbitrator or court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.
17.Waiver; Modification. If Company waives any term, provision or breach by me of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver shall constitute a waiver of any other or subsequent breach by me. This Agreement may be modified only if both Company and I consent in writing.
18.Entire Agreement. This Agreement, including any agreement to arbitrate claims or disputes relating to my employment that I may have signed in connection with my employment by Company, represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.
I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

“COMPANY”	EMPLOYEE:
UNITY TECHNOLOGIES SF

/s/ Marisa Eddy	/s/ Matt Bromberg
Marisa Eddy, Chief People Officer	Matt Bromberg

4/30/2024	4/30/2024
Date	Date

Exhibit A
(Prior Innovations)
If you have no such Prior Innovations:
● Please write “None” in the Box Below
OR
If you do have such Prior Innovations:
● Provide in the box below at a minimum a basic description of each of your claimed Prior Innovations sufficient to identify it, excluding those described in any issued patent as of the date of signing.

Exhibit B

LIMITED EXCLUSION NOTIFICATION TO EMPLOYEES IN CALIFORNIA AND WASHINGTON

THIS IS TO NOTIFY you in accordance with California Labor Code Section 2872 and the Revised Code of Washington Section 49.44.140 that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or
(2) Result from any work performed by you for Company.
To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding Section, the provision is against the public policy of California or Washington, as applicable and is unenforceable.
This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

“COMPANY”	EMPLOYEE:
UNITY TECHNOLOGIES SF

/s/ Marisa Eddy	/s/ Matt Bromberg
Marisa Eddy, Chief People Officer	Matt Bromberg

4/30/2024	4/30/2024
Date	Date